Exhibit 99.1

Immediate Release
Contact: Patrick Nolan
248.754.0884

BorgWarner Reports Second Quarter 2024 Results
Increases Full-Year Adjusted Operating Margin and EPS Guidance

Auburn Hills, Michigan, July 31, 2024 – BorgWarner Inc. (NYSE: BWA) today reported second quarter results.

Strong Second Quarter Margin and Free Cash Flow, Increasing Full Year Adjusted Operating Margin and EPS Guidance
•BorgWarner achieved an adjusted operating margin performance of 10.4% during the second quarter, which equated to a U.S. GAAP operating margin of 8.2%. The Company also generated net cash provided by operating activities of $462 million and $297 million in free cash flow, despite a modest decline in the Company’s weighted light and commercial vehicle markets.
•The Company increased its mid-point full year adjusted operating margin guidance by 30 basis points and adjusted earnings per share guidance by approximately $0.07 per share. This is being driven by BorgWarner’s technology-focused portfolio and strong cost controls. BorgWarner reduced its full year mid-point net sales guidance by $400 million primarily due to a lower market production outlook, weaker foreign currencies and slower year-over-year growth in eProduct sales.
•BorgWarner intends to repurchase $300 million of the Company’s outstanding shares during the second half of 2024. After these repurchases, BorgWarner will have repurchased $577 million of its outstanding shares since the start of the fourth quarter of 2023.

Business Update
The Company announced a number of items that are intended to support its future long-term profitable growth including:
•Introduction of a new business unit structure that we expect to drive synergies, strengthen the Company’s product and go to market strategy and improve reporting transparency for our stockholders. This new business unit structure was effective July 1st, 2024.
•Restructuring of the Company’s ePropulsion segment, which is expected to align the segment’s cost structure to current market dynamics while preserving its long-term profitable growth potential. This restructuring is expected to result in annual cost savings of approximately $100 million by 2026.
•Multiple new business awards across its combustion, hybrid and battery electric vehicle (BEV) portfolio. BorgWarner booked three electric cross differential, a high-voltage eFan and two exhaust gas recirculation awards. These awards are primarily expected to launch in 2026 and 2027.

Second Quarter Highlights (continuing operations basis):
•U.S. GAAP net sales of $3,603 million, a decrease of 2% compared with second quarter 2023.
◦Excluding the impact of foreign currencies and the impact of net M&A, organic sales were down 0.3% compared with second quarter 2023.
•U.S. GAAP net earnings of $1.39 per diluted share.
◦Excluding $0.20 of net gains per diluted share related to non-comparable items (detailed in the table below), adjusted net earnings were $1.19 per diluted share.
•U.S. GAAP operating income of $297 million, or 8.2% of net sales.
◦ Excluding $79 million of pretax expenses related to non-comparable items, adjusted operating income was $376 million, or 10.4% of net sales.
•Net cash provided by operating activities of $462 million.
◦ Free cash flow of $297 million.
Financial Results (continuing operations basis):
The Company believes the following table is useful in highlighting non-comparable items that impacted its U.S. GAAP net earnings per diluted share. The non-comparable items presented below are calculated after tax using the corresponding effective tax rate discrete to each item and the weighted average number of diluted shares for the periods presented. The Company defines adjusted earnings per diluted share as earnings per diluted share adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, other gains and losses not reflective of the Company’s ongoing operations, and related tax effects.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Earnings per diluted share	$1.39	$0.97	$2.32	$1.69

Non-comparable items:
Restructuring expense	0.08	0.03	0.14	0.04
Commercial contract settlement	0.05	—	0.05	—
Adjustments associated with Spin-Off related balances	0.05	—	0.05	—
Accelerated depreciation	0.03	—	0.03	0.01
Merger and acquisition expense	—	0.03	0.02	0.07
Gain on sale of businesses	—	(0.02)	(0.01)	(0.02)
Service and lease agreement termination	—	0.03	—	0.03
Gain on sale of assets	—	(0.02)	—	(0.02)
Unrealized loss on equity and debt securities	—	0.18	0.01	0.23
Corporate synergy from spin-off	—	0.02	—	0.03
Tax adjustments	(0.42)	(0.17)	(0.42)	(0.18)
Other non-comparable items	0.01	0.01	0.03	(0.01)

Adjusted earnings per diluted share	$1.19	$1.06	$2.22	$1.87

Net sales were $3,603 million for the second quarter 2024, a decrease of 2% compared with net sales of $3,671 million for the second quarter 2023, primarily due to declining market production volumes and the negative impact of foreign currencies. Net earnings for the second quarter 2024 were $315 million, or $1.39 per diluted share, compared with net earnings of $228 million, or $0.97 per diluted share, for the second quarter 2023. Adjusted net earnings per diluted share for the second quarter 2024 were $1.19, up from adjusted net earnings per diluted share of $1.06 for the second quarter 2023. Adjusted net earnings for the second quarter 2024 excluded net non-comparable items of $0.20 per diluted share, while adjusted net earnings for the second quarter 2023 excluded net non-comparable items of $(0.09) per diluted share. These items are listed in the table above, which is provided by the Company for comparison with other results and the most directly comparable U.S. GAAP measures. The increase in adjusted net earnings per diluted share was primarily due to higher adjusted operating margin driven by the Company’s cost controls, a lower effective tax rate and a lower share count.

Full Year 2024 Guidance: The Company has updated full year sales, margin and EPS guidance. Net sales for 2024 are expected to be in the range of $14.1 billion to $14.4 billion, compared to the Company’s prior guidance of $14.4 billion to $14.9 billion and 2023 sales of approximately $14.2 billion. The Company expects its weighted light and commercial vehicle markets to be in the range of down 3% to down 2% year-over-year in 2024, a decrease from the Company’s prior guidance of flat to down 2.5%. The Company’s sales guidance implies a year-over-year increase in organic sales of approximately 0.5% to 2.5%, or estimated outgrowth above market production of approximately 350 to 450 basis points. The Company expects its 2024 eProduct sales to be near the low-end of the Company’s prior $2.5 billion to $2.8 billion guidance, up from approximately $2.0 billion in 2023. Foreign currencies are expected to result in a year-over-year decrease in sales of approximately $175 million primarily due to the weakening of the Chinese Renminbi, the Korean Won and the Euro against the U.S. dollar. The acquisitions of SSE and the Electric Hybrid Systems business segment of Eldor Corporation are expected to increase year-over-year sales by approximately $30 million.

Operating margin for the full year is expected to be in the range of 8.2% to 8.3%. Excluding the impact of non-comparable items, adjusted operating margin is expected to be in the range of 9.6% to 9.8%, up from the Company’s prior guidance of 9.2% to 9.6%. Net earnings are expected to be within a range of $3.88 to $4.05 per diluted share. Excluding the impact of non-comparable items, adjusted net earnings are expected to be within a range of $3.95 to $4.15 per diluted share, up from the Company’s prior guidance of $3.80 to $4.15 per diluted share. The Company’s full-year EPS guidance includes the expected impact of the Company’s intended share repurchases of $300 million during the second half of 2024. Full-year operating cash flow is expected to be in the range of $1,325 million to $1,375 million, while free cash flow is expected to be in the range of $475 million to $575 million.

At 9:30 a.m. ET today, a brief conference call concerning second quarter 2024 results and guidance will be webcast at: https://www.borgwarner.com/investors. Additionally, an earnings call presentation will be available at https://www.borgwarner.com/investors.

For more than 130 years, BorgWarner Inc. (NYSE: BWA) has been a transformative global product leader bringing successful mobility innovation to market. Today, we’re accelerating the world’s transition to eMobility -- to help build a cleaner, healthier, safer future for all.

# # #

Forward Looking Statements: This press release contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “could,” “designed,” “effect,” “estimates,” “evaluates,” “expects,” “forecasts,” “goal,” “guidance,” “initiative,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Further, all statements, other than statements of historical fact contained in this press release that we expect or anticipate will or may occur in the future regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other such matters, are forward-looking statements. Accounting estimates, such as those described under the heading “Critical Accounting Policies and Estimates” in Item 7 of our most recently-filed Annual Report on Form 10-K (“Form 10-K”), are inherently forward-looking. All forward-looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. Forward-looking statements are not guarantees of performance, and the Company’s actual results may differ materially from those expressed, projected or implied in or by the forward-looking statements.

You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. These risks and uncertainties, among others, include: supply disruptions impacting us or our customers, commodity availability and pricing, and an inability to achieve expected levels of recoverability in commercial negotiations with customers concerning these costs; competitive challenges from existing and new competitors, including original equipment manufacturer (“OEM”) customers; the challenges associated with rapidly changing technologies, particularly as they relate to electric vehicles, and our ability to innovate in response; the difficulty in forecasting demand for electric vehicles and our electric vehicles revenue growth; potential disruptions in the global economy caused by wars or other geopolitical conflicts; the ability to identify targets and consummate acquisitions on acceptable terms; failure to realize the expected benefits of acquisitions on a timely basis; the possibility that our 2023 tax-free spin-off of our former Fuel Systems and Aftermarket segments into a separate publicly traded company will not achieve its intended benefits; the failure to promptly and effectively integrate acquired businesses; the potential for unknown or inestimable liabilities relating to the acquired businesses; our dependence on automotive and truck production, which is highly cyclical and subject to disruptions; our reliance on major OEM customers; impacts of any future strikes involving any of our OEM customers and any actions such OEM customers take in response; fluctuations in interest rates and foreign currency exchange rates; our dependence on information systems; the uncertainty of the global economic environment; the outcome of existing or any future legal proceedings, including litigation with respect to various claims, or governmental investigations, including related litigation; future changes in laws and regulations, including, by way of example, taxes and tariffs, in the countries in which we operate; impacts from any potential future acquisition or disposition transactions; and the other risks, noted in reports that we file with the Securities and Exchange Commission, including Item 1A, “Risk Factors” in our most recently-filed Form

10-K and/or Quarterly Report on Form 10-Q. We do not undertake any obligation to update or announce publicly any updates to or revisions to any of the forward-looking statements in this press release to reflect any change in our expectations or any change in events, conditions, circumstances, or assumptions underlying the statements.

We do not undertake any obligation to update or announce publicly any updates to or revisions to any of the forward-looking statements in this press release to reflect any change in our expectations or any change in events, conditions, circumstances, or assumptions underlying the statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$3,603	$3,671	$7,198	$7,054
Cost of sales	2,918	2,991	5,869	5,797
Gross profit	685	680	1,329	1,257
Gross margin	19.0%	18.5%	18.5%	17.8%

Selling, general and administrative expenses	341	334	670	633
Restructuring expense	25	9	44	12
Other operating expense, net	22	4	23	5
Operating income	297	333	592	607

Equity in affiliates’ earnings, net of tax	(12)	(12)	(17)	(13)
Unrealized loss on equity and debt securities	—	54	2	69
Interest expense, net	8	12	13	22
Other postretirement expense	3	3	6	5
Earnings from continuing operations before income taxes and noncontrolling interest	298	276	588	524

(Benefit) provision for income taxes	(31)	30	31	97
Net earnings from continuing operations	329	246	557	427
Net (loss) earnings from discontinued operations	(12)	(24)	(19)	25
Net earnings	317	222	538	452
Net earnings from continuing operations attributable to noncontrolling interest	14	18	29	31
Net earnings attributable to BorgWarner Inc.	$303	$204	$509	$421

Amounts attributable to BorgWarner Inc.:
Net earnings from continuing operations	$315	$228	$528	$396
Net (loss) earnings from discontinued operations	(12)	(24)	(19)	25
Net earnings attributable to BorgWarner Inc.	$303	$204	$509	$421

Earnings per share from continuing operations — basic	$1.39	$0.98	$2.33	$1.70
(Loss) earnings per share from discontinued operations — basic	(0.05)	(0.10)	(0.08)	0.11
Earnings per share attributable to BorgWarner Inc. — basic	$1.34	$0.88	$2.25	$1.81

Earnings per share from continuing operations — diluted	$1.39	$0.97	$2.32	$1.69
(Loss) earnings per share from discontinued operations — diluted	(0.05)	(0.10)	(0.08)	0.11
Earnings per share attributable to BorgWarner Inc. — diluted	$1.34	$0.87	$2.24	$1.80

Weighted average shares outstanding:
Basic	226.1	233.4	227.0	233.1
Diluted	227.2	234.4	227.9	234.3

BorgWarner Inc.
Net Sales by Reportable Segment (Unaudited)
(in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Air Management	$1,974	$2,027	$4,004	$4,006
Drivetrain & Battery Systems	1,196	1,117	2,355	2,073
ePropulsion	464	566	900	1,053
Inter-segment eliminations	(31)	(39)	(61)	(78)
Net sales	$3,603	$3,671	$7,198	$7,054

Segment Adjusted Operating Income (Loss) (Unaudited)
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Air Management	$304	$305	$612	$590
Drivetrain & Battery Systems	176	142	334	253
ePropulsion	(49)	(19)	(111)	(54)
Segment Adjusted Operating Income	431	428	835	789
Corporate, including stock-based compensation	55	61	120	122
Restructuring expense	25	9	44	12
Intangible asset amortization expense	17	17	34	34
Commercial contract settlement	15	—	15	—
Adjustments associated with Spin-Off related balances	11	—	11	—
Accelerated depreciation	8	—	8	3
Merger and acquisition expense	—	8	5	16
Gain on sale of businesses	—	(5)	(3)	(5)
Service and lease agreement termination	—	9	—	9
Gain on sale of assets	—	(6)	—	(6)
Other non-comparable items	3	2	9	(3)
Equity in affiliates’ earnings, net of tax	(12)	(12)	(17)	(13)
Unrealized loss on equity and debt securities	—	54	2	69
Interest expense, net	8	12	13	22
Other postretirement expense	3	3	6	5
Earnings from continuing operations before income taxes and noncontrolling interest	298	276	588	524
(Benefit) provision for income taxes	(31)	30	31	97
Net earnings from continuing operations	329	246	557	427
Net earnings from continuing operations attributable to noncontrolling interest	14	18	29	31
Net earnings from continuing operations attributable to BorgWarner Inc.	$315	$228	$528	$396

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in millions)

	June 30, 2024	December 31, 2023
ASSETS
Cash, cash equivalents and restricted cash	$1,288	$1,534
Receivables, net	3,111	3,109
Inventories, net	1,322	1,313
Prepayments and other current assets	283	261
Total current assets	6,004	6,217

Property, plant and equipment, net	3,736	3,783
Other non-current assets	4,368	4,453
Total assets	$14,108	$14,453

LIABILITIES AND EQUITY
Short-term debt	$445	$73
Accounts payable	2,202	2,546
Other current liabilities	1,065	1,148
Total current liabilities	3,712	3,767

Long-term debt	3,283	3,707
Other non-current liabilities	828	913
Total liabilities	7,823	8,387

Total BorgWarner Inc. stockholders’ equity	6,093	5,828
Noncontrolling interest	192	238
Total equity	6,285	6,066
Total liabilities and equity	$14,108	$14,453

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)
	Six Months Ended June 30,
	2024	2023
OPERATING ACTIVITIES OF CONTINUING OPERATIONS
Net cash provided by operating activities from continuing operations	$344	$289
INVESTING ACTIVITIES OF CONTINUING OPERATIONS
Capital expenditures, including tooling outlays	(355)	(439)
Payments for businesses acquired, net of cash acquired	—	(30)
Proceeds from settlement of net investment hedges, net	36	13
(Payments for) proceeds from investments in debt and equity securities, net	(4)	6
Proceeds from the sale of business, net	8	—
Proceeds from asset disposals and other, net	2	14
Net cash used in investing activities from continuing operations	(313)	(436)
FINANCING ACTIVITIES OF CONTINUING OPERATIONS
Net increase in notes payable	—	3
Additions to debt	2	1
Repayments of debt, including current portion	(15)	(6)
Payments for purchase of treasury stock	(100)	—
Payments for stock-based compensation items	(23)	(25)
Payments for contingent consideration	(1)	(23)
Purchase of noncontrolling interest	—	(15)
Dividends paid to BorgWarner stockholders	(50)	(79)
Dividends paid to noncontrolling stockholders	(55)	(64)
Net cash used in financing activities from continuing operations	(242)	(208)
CASH FLOWS FROM DISCONTINUED OPERATIONS
Operating activities of discontinued operations	(18)	(21)
Investing activities of discontinued operations	—	(85)
Net cash used in discontinued operations	(18)	(106)
Effect of exchange rate changes on cash	(17)	(29)
Net decrease in cash, cash equivalents and restricted cash	(246)	(490)
Cash, cash equivalents and restricted cash at beginning of year	1,534	1,338
Cash, cash equivalents and restricted cash at end of period	$1,288	$848
Less: Cash, cash equivalents and restricted cash of discontinued operations at end of period	$—	$215
Cash, cash equivalents and restricted cash of continuing operations at end of period	$1,288	$633

Supplemental Information (Unaudited)
(in millions)
	Six Months Ended June 30,
	2024	2023
Depreciation and tooling amortization	$276	$250
Intangible asset amortization	$34	$34

Non-GAAP Financial Measures
This press release contains information about BorgWarner’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures below and in the Financial Results table above. The provision of these comparable GAAP financial measures for 2024 is not intended to indicate that BorgWarner is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, because not all companies use identical calculations, the non-GAAP financial measures as presented by BorgWarner may not be comparable to similarly titled measures reported by other companies.

Adjusted Operating Income and Adjusted Operating Margin
The Company defines adjusted operating income as operating income adjusted to exclude the impact of restructuring expense, merger, acquisition and divestiture expense, intangible asset amortization expense, other net expenses, discontinued operations, and other gains and losses not reflective of the Company’s ongoing operations. Adjusted operating margin is defined as adjusted operating income divided by net sales.

Adjusted Net Earnings
The Company defines adjusted net earnings as net earnings attributable to BorgWarner Inc. adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, and other gains and losses not reflective of the Company’s ongoing operations, and related tax effects. The impact of intangible asset amortization expense will continue to be included in adjusted net earnings.

Adjusted Earnings per Diluted Share
The Company defines adjusted earnings per diluted share as earnings per diluted share adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, other gains and losses not reflective of the Company’s ongoing operations, and related tax effects. The impact of intangible asset amortization expense continues to be included in adjusted earnings per share.

Free Cash Flow
The Company defines free cash flow as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.

Organic Net Sales Change
The Company defines organic net sales changes as net sales change year-over-year excluding the estimated impact of foreign exchange (FX) and the acquisitions of the smart grid and smart energy businesses of Hubei Surpass Sun Electric and the Electric Hybrid Systems business segment of Eldor Corporation.

Outgrowth
The Company defines outgrowth as organic net sales change versus the year-over-year change in light and commercial vehicle production weighted for the Company’s geographic exposure, as estimated by the Company.

Adjusted Operating Income and Adjusted Operating Margin (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2024	2023	2024	2023
Net sales	$3,603	$3,671	$7,198	$7,054

Operating income	$297	$333	$592	$607
Operating margin	8.2%	9.1%	8.2%	8.6%

Non-comparable items:
Restructuring expense	$25	$9	$44	$12
Intangible asset amortization expense	17	17	34	34
Commercial contract settlement	15	—	15	—
Adjustments associated with Spin-Off related balances	11	—	11	—
Accelerated depreciation	8	—	8	3
Merger and acquisition expense	—	8	5	16
Gain on sale of businesses	—	(5)	(3)	(5)
Corporate synergy from spin-off	—	5	—	10
Service and lease agreement termination	—	9	—	9
Gain on sale of assets	—	(6)	—	(6)
Other non-comparable items	3	2	9	(3)
Adjusted operating income	$376	$372	$715	$677
Adjusted operating margin	10.4%	10.1%	9.9%	9.6%

Free Cash Flow Reconciliation (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2024	2023	2024	2023
Net cash provided by operating activities from continuing operations	$462	$230	$344	$289
Capital expenditures, including tooling outlays	(165)	(200)	(355)	(439)
Free cash flow	$297	$30	$(11)	$(150)

Second Quarter 2024 Organic Net Sales Change (Unaudited)
(in millions)	Q2 2023 Net Sales	FX	Acquisition Impact	Organic Net Sales Change	Q2 2024 Net Sales	Organic Net Sales Change %
Air Management	$2,027	$(33)	$—	$(20)	$1,974	(1.0)%
Drivetrain & Battery Systems	1,117	(20)	—	99	1,196	8.9%
ePropulsion	566	(9)	6	(99)	464	(17.5)%
Inter-segment eliminations	(39)	—	—	8	(31)	(20.5)%
Net sales	$3,671	$(62)	$6	$(12)	$3,603	(0.3)%

Year to Date 2024 Organic Net Sales Change (Unaudited)
(in millions)	Q2 2023 YTD Net Sales	FX	Acquisition Impact	Organic Net Sales Change	Q2 2024 YTD Net Sales	Organic Net Sales Change %
Air Management	$4,006	$(42)	$5	$35	$4,004	0.9%
Drivetrain & Battery Systems	2,073	(33)	—	315	2,355	15.2%
ePropulsion	1,053	(19)	12	(146)	900	(13.9)%
Inter-segment eliminations	(78)	—	—	17	(61)	(21.8)%
Total	$7,054	$(94)	$17	$221	$7,198	3.1%

Adjusted Operating Income and Adjusted Operating Margin Guidance Reconciliation (Unaudited)
	Full-Year 2024 Guidance
(in millions)	Low	High
Net sales	$14,100	$14,400

Operating income	1,150	1,195
Operating margin	8.2%	8.3%

Non-comparable items:
Restructuring expense	$90	$100
Intangible asset amortization expense	70	70
Commercial contract settlement	15	15
Adjustments associated with Spin-Off related balances	11	11
Accelerated depreciation	8	8
Merger and acquisition expense	5	5
Gain on sale of business	(3)	(3)
Other non-comparable items	9	9
Adjusted operating income	$1,355	$1,410
Adjusted operating margin	9.6%	9.8%

Adjusted Earnings Per Diluted Share Guidance Reconciliation (Unaudited)
	Full-Year 2024 Guidance
	Low	High
Earnings per Diluted Share from Continuing Operations	$3.88	$4.05

Non-comparable items:
Restructuring expense	0.30	0.33
Commercial contract settlement	0.05	0.05
Adjustments associated with Spin-Off related balances	0.05	0.05
Accelerated depreciation	0.03	0.03
Merger and acquisition expense	0.02	0.02
Unrealized loss on equity and debt securities	0.01	0.01
Gain on sale of business	(0.01)	(0.01)
Tax adjustments	(0.42)	(0.42)
Other non-comparable items	0.04	0.04
Adjusted Earnings per Diluted Share from Continuing Operations	$3.95	$4.15

Free Cash Flow Guidance Reconciliation (Unaudited)
	Full-Year 2024 Guidance
(in millions)	Low	High
Net cash provided by operating activities	$1,325	$1,375
Capital expenditures, including tooling outlays	(850)	(800)
Free cash flow	$475	$575

Full Year 2024 Estimated Organic Net Sales Change Guidance and Outgrowth Reconciliation From Continuing Operations (Unaudited)

(in millions)	FY 2023 Net Sales	FX	FY 2024 Acquisition Impact	Organic Net Sales Change	FY 2024 Net Sales	Organic Net Sales Change %	LV/CV Weighted Market	Outgrowth
Low	$14,198	$(175)	$30	$47	$14,100	0.3%	(3.0)%	3.3%
High	$14,198	$(175)	$30	$347	$14,400	2.4%	(2.0)%	4.4%

Full Year 2024 Estimated Year-Over-Year Change in Production (Unaudited)

	North America	Europe	China	Total
Light vehicle	0% to 1%	(5)% to (4)%	(0.5)% to 0.5%	(2)% to (1.5)%
Commercial vehicle	(6)% to (2.5)%	(13.5)% to (10)%	~4%	(1.5)% to 0%
BorgWarner weighted	(0.5)% to 0.5%	(6.5)% to (5)%	0 to 1%	(3)% to (2)%